UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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EXPLANATORY NOTE

On March 21, 2024, Hexcel Corporation (the “company,” “we,” “us” or “our”) filed its definitive proxy statement (the “Proxy Statement”) relating to the solicitation of proxies by the company in connection with its 2024 Annual Meeting of Stockholders to be held on May 2, 2024 (the “2024 Annual Meeting”). The Proxy Statement is available on the Investor Relations section of our website and on the website maintained by the Securities and Exchange Commission at www.sec.gov. Subsequent to the filing of the Proxy Statement, on April 9, 2024, the company issued a press release and filed a Current Report on Form 8-K announcing certain management changes that are to be effective on May 1, 2024 (the “Form 8-K”). The information included in the Form 8-K should be read in conjunction with the Proxy Statement, which should be read in its entirety. The Form 8-K supplements certain of the information contained in the Proxy Statement.

Set forth below is the full text of the Form 8-K, including the attached press release.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2024 (April 9, 2024)

HEXCEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-8472	94-1109521
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

(Address of principal executive offices, including zip code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HXL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02.... Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 9, 2024, Hexcel Corporation (the “Company”) announced the transition of Nick L. Stanage from his position as President and Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors (the “Board”) to the position of Executive Chairman (“Executive Chairman”) of the Board, and the appointment of Thomas C. Gentile III as Chief Executive Officer and President of the Company, in each case, effective May 1, 2024. Mr. Stanage is expected to serve as the Executive Chairman and as a member of the Board until December 31, 2024.

Executive Chairman Appointment

On April 9, 2024, the Company entered into a letter agreement with Mr. Stanage regarding his service as Executive Chairman. The letter agreement provides that Mr. Stanage will serve as Executive Chairman from May 1, 2024 through December 31, 2024 (or an earlier date of termination). During his employment as Executive Chairman, Mr. Stanage will receive an annualized base salary of $500,000 and a target annual bonus opportunity for 2024 equal to 110% of the base salary actually paid to him in 2024. He will be eligible to continue to participate in the Company’s employee benefit plans on the same basis as currently applies to him.

Under the letter agreement, the termination of Mr. Stanage’s employment with the Company on December 31, 2024, or upon an earlier termination by the Company without cause or voluntarily by him, will be treated as a retirement; provided, however, that if such termination is by the Company without cause or by him for good reason in either case following a change in control of the Company, Mr. Stanage will be eligible to receive severance payments and benefits in accordance with the Company’s Executive Severance Policy.

Chief Executive Officer and President Appointment

Mr. Gentile, 59, was the President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc. from August 2016 through September 2023. Previously, he held a succession of leadership roles at General Electric (“GE”) across the U.S., France and Australia from 2008 through 2016, including President & Chief Operating Officer of GE Capital Corporation, President & CEO of GE Healthcare Systems, and President & CEO of GE Aviation Services. Currently, he serves as Executive Advisor to the Dean of the Barton School of Business and served as Chair of the Aerospace Industries Association (AIA) in 2023. He also serves on the Board of Advisors to the Smithsonian National Air and Space Museum, is president-elect of the Wings Club Foundation, and is involved with numerous charitable organizations. Mr. Gentile earned a degree in economics and an MBA, both from Harvard University, and he studied international relations at the London School of Economics.

On April 9, 2024, the Company entered into an offer letter and severance agreement with Mr. Gentile. The offer letter provides for the appointment of Mr. Gentile as Chief Executive Officer and President, effective as of May 1, 2024. In addition, Mr. Gentile is expected to be appointed as a member of the Board immediately following the Company’s 2024 Annual Meeting of Stockholders on May 2, 2024.

Pursuant to the offer letter, Mr. Gentile will receive an annual base salary of $1,100,000 and will have a target annual bonus opportunity of 110% of his base salary. He will be eligible to receive a full year annual bonus for fiscal year 2024 and an annual equity grant for fiscal year 2024 following the effective date of commencement of his employment with a target opportunity of 440% of his annual base salary, delivered in a mix of 66% in performance shares (vesting based on performance over a three-year performance period) and 33% in non-qualified stock options (vesting in equal annual installments over three years subject to continued employment). As an additional inducement to the join the Company, the offer letter provides Mr. Gentile with a cash signing bonus of $250,000 and a sign-on equity award following the effective date of commencement of his employment with a grant date value of $2,000,000, divided equally between restricted stock units and non-qualified stock options and vesting in equal annual installments over three years.

Pursuant to the offer letter, Mr. Gentile will be eligible to participate in the Company’s retirement and employee benefit plans available to other executive officers of the Company. The Company will also cover Mr. Gentile’s reasonable and customary relocation expenses.

Under the severance agreement, upon a termination of his employment without cause or for good reason, Mr. Gentile will be entitled to receive (a) 1.5 times the sum of his annual base salary and average annual bonus for the prior three years; (b) a lump sum payment equal to the employer portion of continuation of health coverage (COBRA) premiums for 18 months; and (c) a prorated bonus for the year of termination based on actual performance. If such termination occurs within 24 months following a change in control of the Company (or prior to such change in control in anticipation thereof), Mr. Gentile will be entitled to the foregoing severance payments and benefits, except that the multiple in clause (a) will be 2.5 times and the period in clause (b) will be 30 months.

The severance agreement contains non-competition and non-solicitation covenants applicable during Mr. Gentile’s employment and for 30 months following a severance-qualifying termination of employment during the two-year period following a change in control and for 18 months following his termination of employment at any other time.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On April 9, 2024, the Company announced it is reaffirming its full year 2024 financial guidance previously announced on January 24, 2024, and reaffirmed on February 20, 2024, as well as its financial outlook for the three-year period 2024 to 2026 previously announced on February 20, 2024. The previously announced full year 2024 and mid-term guidance is set forth below.

2024 Guidance

•	Sales of $1.925 billion to $2.025 billion
•	Adjusted diluted earnings per share of $2.10 to $2.30
•	Free cash flow of greater than $200 million
•	Commercial Aerospace sales: Up mid-teens
•	Space & Defense sales: Up mid-single digits
•	Industrial sales: Up low to mid-single digits
•	Capital expenditures of less than $100 million
•	Effective tax rate of 22.0%

Mid-Term Guidance

For the three-year period 2024 to 2026:

•	Total Sales to grow at a compounded annual growth rate (CAGR) of 10%-12%
o	Commercial Aerospace 12%-16% CAGR
o	Space & Defense 5%-10% CAGR
o	Industrial 3%-6% CAGR
•	Adjusted Diluted Earnings Per Share* to grow at greater than a 25% CAGR
•	Capital Expenditures of less than $100 million per year during this three-year period

Cumulatively for the three-year period 2024 to 2026:

•	Adjusted EBITDA* greater than $1.5 billion
•	Free Cash Flow* greater than $800 million

*Non-GAAP Measures

Adjusted diluted earnings per share, adjusted earnings before interest, taxes, depreciation and amortization, and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures) are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that adjusted diluted earnings per share, EBITDA and free cash flow are meaningful to investors because they provide a view of the Company with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance. The Company is not providing a quantitative reconciliation of our non-GAAP outlook or targets to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook and targets are difficult to predict and are primarily dependent on future uncertainties.

A copy of the press release dated April 9, 2024 is being furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in its entirety.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release, dated April 9, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

Date: April 9, 2024	By:	/s/ Gail E. Lehman
Gail E. Lehman
Executive Vice President, General Counsel & Secretary

Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16th Floor Stamford, CT 06901 USA www.hexcel.com

NEWS RELEASE

Tom Gentile Appointed CEO & President at Hexcel Corporation

Nick Stanage to transition to Executive Chairman role

STAMFORD, Conn., April 9, 2024 – Hexcel Corporation (NYSE: HXL) announced today that following a comprehensive succession process, its Board of Directors has appointed Thomas C. Gentile III as Chief Executive Officer & President of Hexcel Corporation, effective May 1. He also is expected to be appointed to the Board of Directors following the annual shareholder meeting on May 2.

He will succeed Chairman, CEO & President Nick Stanage who worked closely with the Board on his desire to retire at the end of the year. Mr. Stanage will become Executive Chairman of the Board to ensure a smooth and successful transition until his retirement on December 31, 2024.

Mr. Stanage said, “Today, Hexcel is well positioned with the right strategy, an incredibly talented team and a clear roadmap to continue driving innovation across our differentiated portfolio while delivering sustainable, long-term growth for shareholders. I am confident that this is the right time to transition to a new leader who will continue propelling the business forward and executing against our financial targets. With his significant leadership and aerospace industry experience and composites knowledge, Tom is ideally suited to lead Hexcel into the future. I look forward to working closely with him in my role as Executive Chairman to ensure a seamless transition.”

Mr. Gentile, 59, is an experienced CEO with a demonstrated record of growing and transforming technology-focused businesses in aviation, health care and financial services. Most recently, he served as President and Chief Executive Officer of Spirit AeroSystems from 2016 to 2023. Previously, he held a succession of leadership roles at GE across the U.S., France and Australia including President & Chief Operating Officer of GE Capital, President & CEO of GE Healthcare Systems, and President & CEO of GE Aviation Services. Currently, he serves as Executive Advisor to the Dean of the Barton School of Business and formerly was Chair of the Aerospace Industries Association (AIA) in 2023. He serves on the Board of Advisors to the Smithsonian National Air and Space Museum, is president-elect of the Wings Club Foundation, and is involved with numerous charitable organizations. Mr. Gentile earned a degree in economics and an MBA, both from Harvard University, and he studied international relations at the London School of Economics.

Mr. Stanage joined Hexcel in 2009 as President and was appointed Chief Operating Officer in 2012, Chief Executive Officer in 2013, and Chairman of the Board in 2014. His successful career

2 | HEXCEL CORPORATION

also includes leadership positions at Dana Holding Corporation and Honeywell.

Hexcel Lead Director Jeffrey C. Campbell said, “Under Nick’s leadership, Hexcel has further established itself as a global leader in advanced lightweight composite materials. He has helped enhance shareholder value, built a talented leadership team, and nurtured a resilient culture that will provide a strong foundation as Tom joins the company. The Board conducted a rigorous succession planning process, and we are pleased to have found in Tom a seasoned executive with deep knowledge of the aerospace industry, including both the airframe and jet engine markets, along with substantial operational expertise and a strong focus on customers and shareholders. We are confident that Hexcel has a bright future with Tom at the helm leading the company forward.”

Mr. Gentile said, “It is a privilege and an honor to succeed Nick and build upon the incredible operational foundation and culture he and the team have established. I have long admired Hexcel and been impressed by the company’s strong customer relationships and commitment to innovation. I am excited to work with Nick, the Board and the management team and to continue the impressive momentum underway at Hexcel.”

Mr. Stanage concluded, “I am proud of all that we have accomplished at Hexcel, and I want to thank our One Hexcel team for their phenomenal support and commitment over the last 14 years. It has been an incredible honor to lead the Hexcel team, which is the most talented I have ever known. I am convinced that Tom will now provide great leadership for the next step in the journey and that he will take Hexcel to new heights and a highly successful future.”

Reaffirming 2024 and Mid-Term Guidance

The Company reaffirmed its 2024 and mid-term financial guidance, as detailed in its Form 8-K filed with the SEC today.

Learn more about Tom Gentile

*****

About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composite technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

Contacts

Kaye Veazey | Senior Vice President, Corporate & Marketing Communications | kaye.veazey@hexcel.com

Kurt Goddard | Vice President, Investor Relations | kurt.goddard@hexcel.com